CORTLAND BANCORP

FEBRUARY 10, 2004

PRESS RELEASE

Chairman Rodger W. Platt announced today that Cortland Bancorp earned $ 5.484 million, or $ 1.34 per share, for the fiscal year ended December 31, 2003. Although down $ 258,000, or 4.5%, from the $ 5.742 million earned in 2002, Cortland Bancorp’s 2003 performance ranks as the third best in the Company’s 112 year history. Favorably impacted by the Company’s stock repurchase program, earnings per share declined by only 2.9%, down $ 0.04 per share from the $ 1.38 per share achieved in 2002, and represented the second best performance ever. For the quarter ended December 31, 2003, Cortland Bancorp earned $ 1.34 million, representing a $ 211,000 increase, or 18.7%, from the
$1.129 million earned during the same quarter a year ago. Earnings per share for the fourth quarter of 2003 were $ 0.33 compared to the prior year’s $ 0.27 per share, an increase of $ 0.06 per share, or 22.2%.

The increase in earnings for the fourth quarter stemmed from several sources. While year-over-year net interest income declined by $ 479,000, or 11.7%, non interest income improved by $412,000, or 64.8%, and non interest expense declined by $ 338,000, or 10.3%. The provision for loan losses expensed in the fourth quarter of 2003 declined by $ 45,000 from the same quarter a year ago, while the provision for federal income taxes charged against income increased by $ 105,000.

Mr. Platt noted that the financial results for 2003 were achieved without any increase in the asset base, with average assets declining by 0.8%. Year-over-year, total assets grew slightly, increasing 0.2% to $ 438.4 million as of December 31, 2003 compared to $ 437.6 million a year ago. Mr. Platt noted that while the economy slid into recession during the first quarter of 2001, the Company’s asset quality showed little effect until the second half of 2002 when marginal credit began to struggle, a trend that continued throughout most of 2003. As of year-end 2003, loans 30 days or more beyond their contractual due date represented 1.8% of total loans compared to 1.9% a year ago. Total underperforming assets (a measure that includes restructured loans, loans past due 90 days or more, and real estate acquired in foreclosure) increased to 0.7% of total assets from 0.5% a year ago. “Despite this recent up-tick, asset quality measures remain in a very acceptable range,” Platt said.

Mr. Platt attributed the Company’s continued overall success to the personalized customer service typical of a small town community bank. “Although we have obviously undergone tremendous changes since our humble beginnings in 1892, we have tried to remain true to the guiding philosophy and principles that gave rise to our success in the first place,” Mr. Platt noted. “In this era of consolidation, characterized by mega mergers, we still strive to serve all of our customers in that very personal way so typical of hometown community bankers. And while we try to preserve the “best of the old ways,” we also try to provide our customers with the “best of the new ways,” offering customers internet banking services, remote cash management and bill paying capabilities, ATM and debit card services along with the usual array of loan and deposit products. We like to think of it as “hometown banking with all the modern conveniences.”

Mr. Platt emphasized that in this low interest rate environment the Company has experienced compression in its net interest margin, the difference between what the Company pays for its deposits and borrowings and what it is able to earn on its loans and investments. With short-term interest rates hovering just above zero, the Company has little opportunity to further reduce the cost of its funds, while the yields available on loans and investments continue to decline as assets mature and re-price. To counter-balance this trend, the Company has increased its emphasis on non interest income sources while controlling non interest expenses. Year-over-year, non interest income increased by $1.149 million, or 42.6%, while non interest expense declined by $ 297,000, or 2.5%.

“A strong balance sheet, characterized by a strong capital position, is one of the keys to our strategy,” Chairman Platt stated. “Capital levels are kept strong to cushion the effect of any adverse trends or events that might occur.” As a result, the Company’s capital ratios remain well above regulatory minimums, with equity capital representing 11.4% of assets. With loans representing just 56% of customer deposit balances, assets when weighted for risk present a very modest risk profile. Despite such conservatism, the Company continues to provide shareholders with a solid return on average equity, measuring 10.6% and 11.1% in 2003 and 2002, respectively. The Company’s return on average assets registered 1.26% during 2003 and 1.31% in 2002. Shareholder book value measured $12.37 at the end of 2003 compared to $12.66 per share as of December 31, 2002. The Company continues to reward shareholders with a generous cash dividend policy, paying out 79.9% of 2003 earnings in cash dividends, compared to 74.8% in the prior year, as dividends per share increase by 2.9%. The stock trades on the NASDAQ Over the Counter Bulletin Board (OTC BB) under the symbol CLDB.